NEWS RELEASE
FINANCIAL NEWS BRIEF
July 18, 2005
Updated August 9, 2005 for certain financial statement reclassifications
For Immediate Release
Andover, MA., July 18, 2005, updated August 9 , 2005 for certain financial statement reclassifications... Vicor Corporation (NASDAQ: VICR) today reported its financial results for the second quarter ended June 30, 2005. Revenues for the quarter were $44,579,000 compared to $45,374,000 for the corresponding period a year ago. Net income for Q2 was $89,000, or $.00 per diluted share, after inventory charges of $2,764,000 as discussed below, compared to net income of $61,000, or $.00 per diluted share, in Q2 2004.
For the six months ended June 30, 2005 revenues were $87,759,000 compared to $87,895,000 for the same period of 2004. The Company reported net income for the period of $128,000, or $.00 per diluted share, compared to a net loss of $1,129,000, or $(.03) per diluted share, in 2004.
The book-to-bill ratio for Q2 was 0.99:1. The backlog at the end of Q2 was $39.9 million compared to $36.3 million at the end of 2004. Gross margin was 34.9%, compared to 38.3% in Q2 2004.
During the quarter, the Company concluded a settlement agreement with Lambda Electronics, Inc., one of the defendants in the reset patent litigation, under which the Company received a payment of $2.5 million. The full amount of the payment, net of a $250,000 contingency fee paid by the Company to its litigation counsel, is reported as gain from litigation-related settlement, net.
During the quarter, the Company provided additional reserves of approximately $1.6 million for potential obsolete inventory arising primarily from the European Union Restriction of Hazardous Substances (“RoHS”) initiative and the conversion of 2nd Gen. products to the FasTrak platform. In addition, the Company identified other slow-moving and potential obsolete inventory of approximately $1.2 million, of which $0.3 million related to raw material inventories in support of pilot production of V•I Chips.
Commenting on the quarter and 2005, Vicor’s CEO Patrizio Vinciarelli noted: “The Q2 book-to-bill ratio reflects a drive by customers to minimize inventory levels and lead times. This trend reduces visibility for near term demand. Assuming a favorable resolution of uncertainties clouding the economic outlook for capital equipment, we expect modest revenue growth for the balance of 2005.”
“Continued efficiencies and productivity improvements in our Brick business unit yielded improved gross margins, exclusive of the inventory reserve adjustments, in Q2. Assuming sustained demand levels, further improvement in gross margin and profitability should result from completing the transition of all 2nd Gen. products to the FasTrak platform.”
Vinciarelli went on to say: “During the second quarter, the V•I Chip and Picor business units advanced their respective product plans and nurtured relationships with major OEM customers in the Automotive, Consumer Electronics, Communications and Information Technology markets. V•I Chip and Picor are actively recruiting key individuals to contribute to the next phase of their evolution.”

Depreciation and amortization in the quarter was $4.2 million and capital additions were $1.2 million. For the first six months of 2005 depreciation and amortization was $8.7 million and capital additions were $2.6 million. This compares to $10.6 million and $2.2 million, respectively for the first six months of 2004. Cash and short-term investments were $119.7 million, an increase of $6.9 million from the end of the first quarter. During the quarter, Vicor repurchased 134,300 shares of its Common Stock for approximately $1.4 million. Approximately $21.6 million remains available in the authorized stock buy-back plan.
Vicor’s Board of Directors has approved an annual cash dividend for 2005 of $.12 per share of the Company’s stock. The dividend is payable on August 31, 2005 to shareholders of record at the close of business on August 11, 2005. Dividends are declared at the discretion of the Company’s Board of Directors and depend on actual cash from operations, the Company’s financial condition and capital requirements and any other factors the Company’s Board of Directors may consider relevant.
For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.
This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words “may,” “will,” “would,” “should,” “plans,” “expects,” “anticipates,” “believes,” “continue,” “estimate,” “prospective,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V•I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company’s various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company’s Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.
Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:	Mark A. Glazer, Chief Financial Officer, Vicor Corporation Tel: 978-470-2900/Fax: 978-749-3439

VICOR CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	(Unaudited)		(Unaudited)
	JUNE 30,	JUNE 30,	JUNE 30,	JUNE 30,
	2005	2004	2005	2004

Net revenues:
Product	$44,579	$45,374	$87,759	$87,520
License	0	0	0	375

	44,579	45,374	87,759	87,895

Cost of sales	29,000	27,994	55,135	55,515

Gross margin	15,579	17,380	32,624	32,380

Operating expenses:
Sales & administration	10,137	10,607	20,241	20,785
Research & development	7,380	6,505	14,476	12,448
Gain from litigation-related settlement, net	(2,250)	0	(2,250)	0

Total operating expenses	15,267	17,112	32,467	33,233

Income (loss) from operations	312	268	157	(853)

Other income (expense), net	183	94	677	309

Income (loss) before income taxes	495	362	834	(544)

Provision for income taxes	406	301	706	585

Net income (loss)	$89	$61	$128	($1,129)

Net income (loss) per share:
Basic	$0.00	$0.00	$0.00	($0.03)
Diluted	$0.00	$0.00	$0.00	($0.03)

Shares outstanding:
Basic	41,795	42,049	41,888	41,983
Diluted	41,938	42,344	42,027	41,983

VICOR CORPORATION
CONSOLIDATED BALANCE SHEET
(Thousands)

	JUNE 30,	DEC 31,
	2005	2004
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$55,423	$36,277
Short-term investments	64,282	77,371
Accounts receivable, net	26,285	23,359
Inventories, net	20,763	26,229
Deferred tax assets	2,497	2,497
Other current assets	3,112	2,245

Total current assets	172,362	167,978

Property and equipment, net	61,129	67,001
Other assets	10,136	9,903

	$243,627	$244,882

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$6,723	$5,806
Accrued compensation and benefits	4,577	4,265
Other accrued liabilities	14,114	9,488

Total current liabilities	25,414	19,559

Deferred income taxes	3,113	3,173
Minority interests	1,848	1,527

Stockholders’ equity:
Capital stock	150,100	149,302
Retained earnings	171,877	176,769
Treasury stock	(108,725)	(105,448)

Total stockholders’ equity	213,252	220,623

	$243,627	$244,882